Exhibit 99.1
Unica Announces Financial Results for Fourth Quarter and Full Year Fiscal 2008;
Board Approves $5 million Stock Repurchase
     WALTHAM, Mass. — December 1, 2008 — Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced financial results for its fiscal fourth quarter and full year ended September 30, 2008.
     For the quarter ended September 30, 2008, the company reported total revenue of $28.6 million, a decrease of 2% compared with the fourth quarter of fiscal 2007. Perpetual license revenue was $8.0 million, a decrease of 38%, subscription revenue was $4.3 million, an increase of 83%, and maintenance and services revenue was $16.3 million, an increase of 15%, each compared to the fourth quarter of fiscal 2007. For the quarter ended September 30, 2008, maintenance revenue on perpetual licenses was $11.7 million, an increase of 13% from the prior year quarter, and services revenue was $4.5 million, an increase of 23% from the prior year quarter.
     Yuchun Lee, chief executive officer of Unica Corporation, stated, “Our revenue and non-GAAP EPS were slightly better than the preliminary expectations we shared on October 7. We remain cautious from an operating perspective in the near-term due to the challenging economic environment. At the same time, we continue to believe that Unica is well positioned from a long-term perspective. We believe enterprise marketing management represents a large market opportunity and we are still in the early stages of adoption. In addition, Unica is recognized by industry analysts and customers as the clear market leader. Our confidence in the long-term is supported by the stock repurchase program announced today.”
     Lee added, “While our outlook for total revenue growth is tempered entering fiscal 2009, we expect our subscription revenue to continue growing at a rapid pace as a result of our on-demand solutions. We will continue to expand our on-demand offerings, and believe the rapid growth of our subscription revenue will improve revenue visibility over time and further enhance what has already proven to be a strong cash flow model. For example, Unica generated record cash flow in the fourth quarter and full year fiscal 2008 in spite of the challenging economic environment.”
     For the quarter ended September 30, 2008, Unica reported loss from operations, in accordance with generally accepted accounting principles (GAAP), of $1.7 million, compared to loss from operations of $75,000 for the quarter ended September 30, 2007. GAAP loss from operations for the quarter ended September 30, 2008 includes $1.8 million of non-cash share-based compensation expense and $717,000 of amortization of acquired intangible assets. GAAP net loss for the quarter ended September 30, 2008 was $9.6 million compared to GAAP net income of $405,000 for the quarter ended September 30, 2007. GAAP net loss for the quarter ended September 30, 2008 includes a charge of $8.0 million to record a valuation allowance against the Company’s U.S. federal and state deferred tax assets. GAAP net loss per share for the quarter ended September 30, 2008 was $0.47 compared to GAAP net income per diluted share of $0.02 in the corresponding quarter of the prior year
     For the quarter ended September 30, 2008, non-GAAP income from operations, which excludes non-cash share-based compensation expense and amortization of acquired intangible assets, was $809,000, compared to non-GAAP income from operations of $2.4 million for the quarter ended September 30, 2007. Based on a 33% non-GAAP effective tax rate, non-GAAP net income was $590,000 for the quarter ended September 30, 2008. This compares to non-GAAP net income of $2.4 million for the quarter ended September 30, 2007, when the company’s non-GAAP effective tax rate was 17%. Non-GAAP net income per diluted share was $0.03 for the quarter ended September 30, 2008, compared to $0.11 for the corresponding quarter of the prior year.
     A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
     Financial results for the fourth quarter of fiscal 2008 include an adjustment to positively impact revenue by approximately $370,000, primarily relating to an issue with the Company’s recording of maintenance and subscription revenue in the fourth quarter and prior periods. The impact of this issue together with other errors originating prior to the fourth quarter of fiscal 2008 individually and in the aggregate are not material to the financial results for previously issued financial statements. The company is in the process of evaluating the impact of these matters on the company’s assessment of its internal control over financial reporting.
     As of September 30, 2008, Unica had cash, cash equivalents and investments of $50.3 million, an increase compared to $45.2 million at June 30, 2008, due primarily to $5.6 million in cash provided by operating activities. At September 30, 2008, deferred revenue was $37.1 million, compared to $41.2 million at June 30, 2008.
     Kevin Shone, chief financial officer of Unica, said, “As we enter fiscal 2009, we are planning to continue adding resources to the highest growth segments of the business, such as our on-demand solutions and international operations. From an overall perspective, we will be managing expense levels very closely, with a primary focus on ensuring the company’s long-term health and growth.” Shone added, “Unica generated record cash flow during fiscal 2008 and we currently expect to generate positive cash flow in fiscal 2009 as well. The company has operated in challenging market environments in the past, and we believe Unica is well positioned to manage through the current set of macro challenges.”
Additional Fourth Quarter and Recent Business Highlights:
•	Continued to achieve success and growth with industry leaders across a broad range of vertical markets, including financial services, communications, insurance, retail, hospitality, technology and manufacturing. New customers added during the fourth quarter include: EnvisionEMI, Kraft, Mapfre, Talbots, Vertrue, and Wehkamp, among others. In addition, the company expanded the scope of its relationship with existing customers, including Best Buy, BBVA Latin America, Boyd Gaming, Cox Communications, Deutsche Bank Belgium, Orange UK, Sogecable S.A. and US Cellular Corporation among others.
•	Added customers for its award-winning web analytics solution, Affinium® NetInsight™, and for its marketing resource management solution, MarketingCentral, such as William S. Hein & Co., iDriveSafely.com, optionMONSTER, Invesco Perpetual, Kiwanis International, Emdeon, Mutual of Omaha, and Unique Vacations among others.
•	Named a winner in CRM Magazine’s 2008 CRM Market Awards in the marketing automation category for the fifth consecutive year.
•	Launched Unica Interactive Marketing™, powered by the Affinium® 7.5 product line, enabling marketers to move beyond traditional outbound push marketing by leveraging customers’ past and current behaviors to identify the best marketing message to deliver in any channel at any time.
•	Hosted the company’s annual European user conference, the Marketing Innovation Summit Europe 2008. Attendance at the event more than doubled compared to 2007, and included presentations from leading global organizations such as BP, ING, Nationwide Building Society, Procter & Gamble, and Reed Business.
•	Appointed Kevin Shone to chief financial officer and Vivian Vitale to vice president of human resources. Kevin brings more than 15 years of senior finance, administration and legal experience, with an emphasis on global business management for growth-stage companies. He most recently served as Vice President, Global Field Finance and Administration at Cognos, Inc. (an IBM company) and during his tenure, Cognos’ annual revenues increased from approximately $245 million to more than $1 billion. Vivian brings to Unica more than 25 years of human resources management experience, with an emphasis on talent acquisition and organization development with leading technology companies such as RSA Security, now known as RSA, the Security Division of EMC.
•	The company announced today that its Board of Directors has authorized the repurchase of up to $5.0 million of the company’s common stock from time to time on the open market or in privately negotiated transactions.
Full Year Fiscal 2008 Results:
     For the full year fiscal 2008, Unica reported total revenue of $121.1 million, an increase of 18% compared with fiscal 2007. In fiscal 2008, license revenue increased 10% to $42.9 million, subscription revenue increased 53% to $13.7 million, and maintenance and services revenue increased 19% to $64.5 million, in each case as compared to fiscal 2007. For fiscal 2008, maintenance revenue was $44.4 million, an increase of 11% from the prior year, and services revenue was $20.1 million, an increase of 40% from the prior year.
     Unica reported a GAAP loss from operations of $3.6 million during fiscal 2008, including $6.7 million of non-cash share-based compensation expense and amortization of acquired intangible assets of $2.9 million, as compared to a GAAP loss from operations of $2.5 million during fiscal 2007. GAAP net loss for fiscal 2008 was $9.9 million, resulting in GAAP diluted net loss per share of $0.49, compared to GAAP net income per share of $0.02 in fiscal 2007. GAAP net loss for fiscal 2008 includes a charge of $8.0 million to record a valuation allowance against the Company’s U.S. federal and state deferred tax assets.
     On a non-GAAP basis, excluding non-cash share-based compensation expense and amortization of acquired intangible assets, income from operations was $6.0 million in fiscal 2008, as compared to $5.8 million in fiscal 2007. Based on a 33% non-GAAP effective tax rate, non-GAAP net income was $4.8 million in fiscal 2008 compared to non-GAAP net income of $6.0 million in fiscal 2007, resulting in non-GAAP diluted earnings per share of $0.22 in fiscal 2008. This compares to non-GAAP earnings per share of $0.28 in the same period last year when the effective non-GAAP tax rate was 25%.
     For the year ended September 30, 2008, Unica reported cash flow from operations of $14.3 million compared to $10.7 million for the year ended September 30, 2007.

Financial Outlook
     Yuchun Lee, chief executive officer of Unica Corporation, stated, “The business environment has remained challenging in the early part of our fiscal 2009, and our expectation is that it will remain so throughout the remainder of the fiscal year. As a result, we currently estimate that our annual total revenue will grow or decline in the low single digit percentage range as compared to fiscal 2008. Within total revenue, we expect continued rapid growth in our subscription revenue, offset by an expected decline in our perpetual license revenue as a result of the current economic environment leading to longer approval cycles. From a profitability perspective, we believe strong expense management will enable the company to manage to non-GAAP operating income that is in-line with fiscal 2008 levels, with the potential for modest year-over-year growth. Combined with our large and growing base of recurring revenue sources, we expect to continue generating positive cash flow for the full year fiscal 2009.”
     The preceding forward-looking information with respect to non-GAAP operating income the full year fiscal 2009 excludes share-based compensation expense and amortization of acquired intangible assets related to previous acquisitions.
Conference Call Details
     Unica will discuss its quarterly results and related matters via a teleconference today, December 1, 2008 at 8:00 a.m. ET. To access this call, dial 888-715-1401 (domestic) or 913-905-3180 (international). Additionally, a live audio webcast of the conference call will be available through Unica’s web site at http://investor.unica.com.
     A replay of this conference call will be available from 11:00 a.m. ET on Monday, December 1, 2008 through 11:59 p.m. ET on Monday, December 15, 2008 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 1045552. A replay of the webcast will also be available on the events portion of the Unica web site following the earnings call.
Non-GAAP Financial Measures
     Unica has provided in this press release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate and earnings per share.
     Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of which present similar non-GAAP financial measures to investors. Specifically, on both an historic and a forward-looking basis, these non-GAAP measures exclude:
•	Expense associated with the amortization of intangible assets related to acquisitions, as exclusion of these expenses allows comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.
•	Expense associated with share-based compensation related to options to purchase common stock, the employee stock purchase plan and restricted stock units because, while share-based compensation is a significant ongoing expense affecting the company’s results of operations, the company’s management excludes share-based compensation from the company’s forecasting and planning process used to allocate resources. In addition, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the company believes that excluding share-based compensation may enable useful comparisons of the company’s operating results to its competitors.
     Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
Stock Repurchase Program
     The company’s Board of Directors has authorized the repurchase of up to $5.0 million of the company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.
     The repurchase program will be funded using the company’s working capital. As of September 30, 2008, the company had approximately 20.8 million shares of common stock outstanding.
About Unica
     Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software and services. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process from analysis and planning to project management, execution and measurement. More than 800 companies worldwide depend on Unica for their enterprise marketing management solution.
     Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.
     Note to editors: Copyright 2008 Unica Corporation. Unica, the Unica logo, and Affinium, are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Forward-looking Statements
     The information provided in this press release above contains forward-looking statements that relate to future events and future financial performance of Unica, and the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change; and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including those factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, in each case under “Risk Factors”, which factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Media contact:
Dan Ring
Unica Corporation
781-487-8641
dring@unica.com
Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com

UNICA CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$35,799	$18,493
Short-term investments	11,482	19,614
Accounts receivable, net	21,339	28,058
Prepaid expenses and other current assets	8,701	9,033

Total current assets	77,321	75,198
Property and equipment, net	4,781	4,135
Long-term investments	2,989	—
Goodwill and other acquired intangible assets, net	33,028	36,066
Other assets	1,375	5,949

Total Assets	$119,494	$121,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,536	$2,366
Accrued expenses	17,237	17,431
Short-term deferred revenue	35,369	34,946

Total current liabilities	56,142	54,743
Long-term deferred revenue	1,733	3,686
Other long-term liabilities	1,811	—

Total liabilities	59,686	58,429
Stockholders’ equity	59,808	62,919

Total liabilities and stockholders’ equity	$119,494	$121,348

UNICA CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Revenue:
License	$7,970	$12,804	$42,877	$38,970
Maintenance and services	16,288	14,125	64,511	54,318
Subscription	4,332	2,372	13,743	8,955

Total Revenue	28,590	29,301	121,131	102,243
Costs of revenue:
License	665	837	3,118	2,782
Maintenance and services	6,193	5,295	25,585	18,958
Subscription	843	169	2,862	692

Total cost of revenue	7,701	6,301	31,565	22,432

Gross profit	20,889	23,000	89,566	79,811
Operating expenses:
Sales and marketing	12,419	11,980	49,826	41,068
Research and development	5,234	6,171	22,971	22,034
General and administrative	4,548	4,531	19,074	16,362
Restructuring charges			(286)	1,244
Amortization of acquired intangible assets	394	393	1,573	1,572

Total operating expenses	22,595	23,075	93,158	82,280

Income (loss) from operations	(1,706)	(75)	(3,592)	(2,469)
Other income, net	72	530	1,065	2,164

Income (loss) before income taxes	(1,634)	455	(2,527)	(305)
Provision (benefit) from income taxes	8,014	50	7,411	(801)

Net income (loss)	$(9,648)	$405	$(9,938)	$496

Net income (loss) per common share:
Basic	$(0.47)	$0.02	$(0.49)	$0.02

Diluted	$(0.47)	$0.02	$(0.49)	$0.02

Shares used in computing net income (loss) per common share:
Basic	20,667	20,043	20,443	19,857

Diluted	20,667	20,838	20,443	20,782

UNICA CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(9,938)	$496
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment and amortization of capitalized software	2,436	1,438
Amortization of acquired intangible assets	2,897	2,709
Share-based compensation expense	6,725	5,520
Allowance for deferred tax assets	7,973	—
Excess tax benefits from share-based compensation	(142)	(950)
Deferred tax benefits	(2,493)	(1,152)
Changes in operating assets and liabilities:
Accounts receivable	6,676	(387)
Prepaid expenses and other current assets	(4)	(5,161)
Other assets	155	935
Accounts payable	1,222	(292)
Accrued expenses	(110)	3,404
Deferred revenue	(1,554)	4,120
Other long-term liabilities	444	—

Net cash provided by operating activities	14,287	10,680
Cash flows from investing activities:
Purchase of property and equipment	(2,481)	(3,200)
Capitalization of software development costs	(477)	(136)
Net cash paid for acquisition	—	(11,920)
Cash collected from license acquired in acquisition	162	31
Sales and maturities of investments	35,749	48,974
Purchases of investments	(30,605)	(59,053)
Net cash provided by (used in) investing activities	2,348	(25,304)
Cash flows from financing activities:
Proceeds from issuance of common stock under stock option and employee stock purchase plans	1,701	1,891
Excess tax benefits from share-based compensation	142	950
Payment of withholding taxes in connection with settlement of restricted stock units	(937)	(566)

Net cash provided by financing activities	906	2,275
Effect of exchange rate changes on cash and cash equivalents	(235)	341

Net increase (decrease) in cash and cash equivalents	17,306	(12,008)
Cash and cash equivalents at beginning of period	18,493	30,501

Cash and cash equivalents at end of period	$35,799	$18,493

UNICA CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended		Year Ended,
	September 30,		September 30,
	2008	2007	2008	2007
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$(1,706)	$(75)	$(3,592)	$(2,469)
Add: Share-based compensation	1,798	1,718	6,725	5,520
Add: Amortization of acquired intangible assets	717	718	2,897	2,709

Non-GAAP income from operations	$809	$2,361	$6,030	$5,760

GAAP income (loss) before income taxes	$(1,634)	$455	$(2,527)	$(305)
Add: Share-based compensation	1,798	1,718	6,725	5,520
Add: Amortization of acquired intangible assets	717	718	2,897	2,709
Adjusted provision for income taxes	(291)	(480)	(2,341)	(1,943)

Non-GAAP net income	$590	$2,411	$4,754	$5,981

Diluted non-GAAP net income per common share	$0.03	$0.11	$0.22	$0.28

Shares used in computing non-GAAP net income per diluted common share:	22,117	21,742	21,988	21,529

UNICA CORPORATION AND SUBSIDIARIES
UNAUDITED SUMMARY OF SHARE-BASED COMPENSATION EXPENSE AND
AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Share-based compensation:
Cost of maintenance and services revenue	$216	$226	$898	$590
Sales and marketing expense	634	554	2,389	1,706
Research and development expense	319	351	1,294	1,151
General and administrative expense	629	587	2,144	2,073

Total share-based compensation expense	$1,798	$1,718	$6,725	$5,520

Amortization of acquired intangible assets:
Cost of license revenue	$324	$325	$1,324	$1,135
Operating expenses	393	393	1,573	1,574

Total amortization of acquired intangible assets	$717	$718	$2,897	$2,709